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                                                                     EXHIBIT 3.3

                    CERTIFICATE OF AMENDMENT OF AMENDED AND
                   RESTATED CERTIFICATE OF INCORPORATION OF
                            JAVELIN SYSTEMS, INC.,
                            a Delaware corporation



     JAVELIN SYSTEMS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "DGCL") (hereinafter, the "Corporation"), DOES HEREBY CERTIFY:

     FIRST: That pursuant to an action by unanimous written consent of the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and authorizing the officers of the Corporation to present the proposed amendment to the stockholders of the Corporation for their consideration. The resolution setting forth the proposed amendment is set forth below:

    "RESOLVED, that Article SIXTH of the Amended and Restated Certificate of Incorporation of the Corporation is amended and restated in its entirety to read as follows:

          'SIXTH. Directors of the Corporation may be removed,
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    with or without cause, by stockholders by the affirmative
    vote of the holders of a majority of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.'"

    SECOND: That, thereafter, the proposed amendment was approved by written consent of stockholders, who as a group own more than sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, in accordance with the provisions of Section 228(a) of the DGCL and the Amended and Restated Certificate of Incorporation of the Corporation, and written notice has been given to the stockholders of the Corporation in accordance with the provisions of Section 228(d) of the DGCL.

    THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

    IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by Richard P. Stack, its President, and attested by Lawrence W. McCorkle, its Secretary, this 2nd day of October, 1996.

                                          /s/ Richard P. Stack
                                          --------------------
                                          Richard P. Stack, President

ATTEST:

/s/ Lawrence W. McCorkle
------------------------
Lawrence W. McCorkle, Secretary